Exhibit 23.1

KPMG LLP Suite 601 12 Fountain Plaza Buffalo, NY 14202
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Evans Bancorp, Inc.
We consent to the use of our reports dated March 5, 2010, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 5, 2010 on the consolidated financial statements referred to above included an explanatory paragraph describing the adoption of the provisions of Statement of Financial Accounting Standards No. 141(R), Business Combinations (included in Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations), in 2009.
Buffalo, New York
March 25, 2010
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.